EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 x-261	(310) 208-2550

CERADYNE, INC. RECEIVES $60.1 MILLION CERAMIC BODY ARMOR CONTRACT
Deliveries Scheduled From April 2006 thru August 2006

Costa Mesa, Calif.—November 9, 2005—Ceradyne, Inc. (Company) (Nasdaq: CRDN) announced the receipt of a $60.1 million delivery order for its lightweight ceramic body armor. This is the sixth delivery order received under the $461 million indefinite delivery/indefinite quantity (ID/IQ) contract announced on August 20, 2004. Including this delivery order, orders received under this contract total approximately $292 million with approximately $169 million in unplaced options. The contract was awarded to Ceradyne by the U.S. Army Unique Missions Division, Aberdeen Proving Grounds, Maryland.

Joel Moskowitz, Ceradyne chief executive officer, commented: “We expect to receive additional delivery orders against this ID/IQ contract throughout the remaining 21 months of this contract. We believe that the additional ceramic armor manufacturing capacity being brought on stream in our new Lexington, Kentucky and Irvine, California armor facilities has enabled us to meet our quality and delivery projections to the government which, in turn, has resulted in our receipt of a somewhat higher rate of orders than we originally anticipated.

“Furthermore,” Moskowitz commented, “the August 2004 acquisition of the German technical ceramic and ceramic powder company, ESK, ensures a steady flow of the base ceramic starting powder—Boron Carbide.

“Under an ID/IQ type contract, the government is obligated to purchase only certain minimum quantities," Moskowitz noted. "Each delivery order is issued as a release against a maximum amount, which for this contract is $461 million. Therefore, our projections of follow-on business under this contract anticipate receipt of additional delivery orders. Ceradyne includes delivery orders as backlog only when there is a firm delivery schedule.”

Moskowitz added: “Ceradyne is proud to have been awarded this contract and is confident that the Ceradyne armor systems that will be fielded in large quantities will help to save American lives.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,”  “believes,”  “plans,”  “expects,”  “intends,”  “future,” and similar expressions are intended to identify forward-looking statements. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the U.S. Securities and Exchange Commission.

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